Exhibit 99.1
News Release

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.9450
For Release:      Immediately
Contact:              Robert Shuster, Chief Financial Officer, 616.522.1765
INDEPENDENT BANK CORPORATION REPORTS
2009 FIRST QUARTER RESULTS
•	2009 first quarter net loss applicable to common stock of $19.7 million ($0.84 per share), with these results impacted by:
•	A provision for loan losses of $30.8 million

•	Loan and collection costs of $4.0 million

•	Loss on other real estate and repossessed assets of $1.3 million
•	Pre-tax, pre-provision core operating earnings remain strong and improved in 2009 over 2008

•	Net interest margin grew to 5.13%, which is among the best in the banking industry

•	Company remains “well capitalized” for regulatory purposes
IONIA, Mich., April 23, 2009 — Independent Bank Corporation (NASDAQ: IBCP) reported a first quarter 2009 net loss applicable to common stock of $19.7 million, or $0.84 per share, versus net income of $0.3 million, or $0.01 per diluted share, in the prior-year period.
Michael M. Magee, President and CEO of Independent Bank Corporation, commented: “Our results for the first quarter reflect the difficult market conditions we continue to face in Michigan, as well as the persistent nationwide recession. As our primary markets deal with elevated unemployment, depressed housing activity and weakened consumer spending, we are concentrating on responding appropriately to the evolving economic conditions while controlling costs and managing our asset base. Despite the loss we reported for the quarter, our foundation remains strong as our net interest margin continued to expand and our pre-tax, pre-provision core operating earnings rose more than 34% when compared with the year-ago quarter and nearly 20% when compared to the fourth quarter of last year.”
Operating Results
The Company’s tax equivalent net interest income totaled $35.0 million during the first quarter of 2009, an increase of $3.3 million or 10.3% from the year-ago period, and an increase of $1.7 million, or 5.0% from the fourth quarter of 2008. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 5.13% during the first quarter of 2009 compared to 4.30% in the year ago period, and 4.80% in the fourth quarter of 2008. Average interest-earning assets declined to $2.75 billion in the first quarter of 2009 compared to $2.97 billion in the year ago quarter and $2.77 billion in the fourth quarter of 2008. This year-over-year decline in average interest-earning assets primarily reflects a decrease in investment securities.

Service charges on deposits totaled $5.5 million in the first quarter of 2009, a 2.5% decrease from the comparable period in 2008 due primarily to a decline in overdraft fees. VISA check card interchange income was unchanged at approximately $1.4 million for the first quarter of 2009 compared to the year-ago period.
Securities losses totaled $0.6 million in the first quarter of 2009, versus losses of $2.2 million in the comparable period in 2008. These securities losses were due to declines in the fair value of trading securities of $0.8 million and $2.2 million in the first quarters of 2009 and 2008, respectively. The first quarter of 2009 also included $0.2 million of securities gains due principally to the sale of municipal securities.
Gains on the sale of mortgage loans were $3.3 million in the first quarter of 2009, compared to $1.9 million in the year-ago quarter. The increase in gains relates primarily to a sharp increase in loan sales and commitments to originate mortgage loans that are held for sale. This is due to a significant rise in refinancing activity resulting from generally lower mortgage loan interest rates during the first quarter of 2009. The increased refinancing volumes also lead to a 46.0% increase in title insurance fees, to $0.6 million, on a year-over-year basis.
Mortgage loan servicing generated a loss of $0.8 million in the first quarter of 2009, versus a loss of $0.3 million in the year-ago period. These losses are due to impairment charges ($0.7 million in each quarter) on and amortization ($0.5 million higher in the first quarter of 2009) of capitalized mortgage loan servicing rights. The impairment charges primarily reflect lower mortgage loan interest rates resulting in higher estimated future prepayment rates. As a result, capitalized mortgage loan servicing rights declined to $11.6 million at Mar. 31, 2009 compared to $12.0 million at Dec. 31, 2008. The Company services approximately $1.67 billion in mortgage loans for others on which servicing rights have been capitalized.
Non-interest expenses totaled $33.4 million in the first quarter of 2009, compared to $30.3 million in the year-ago period. The rise in non-interest expenses was primarily due to increases in loan and collection expenses (up $2.1 million), losses on other real estate and repossessed assets (up $1.2 million) and FDIC insurance (up $0.4 million). The increases in loan and collection costs and losses on other real estate and repossessed assets resulted from the elevated level of non-performing assets and lower residential housing prices.
Compensation and employee benefit costs declined by $1.6 million or 11.3% in the first quarter of 2009 compared to the year-ago period due primarily to the elimination of any accruals for bonuses and the elimination of any contribution to the employee stock ownership plan. These compensation cost reductions were partially offset by additional staff added during 2009 to manage non-performing assets and loan collections.
Income tax expense for the first quarter of 2009 was $0.3 million, an increase of $2.3 million over the first quarter of 2008. Even though the Company incurred a significant loss before income taxes in the first quarter of 2009, a valuation allowance is being provided against the net deferred tax asset created from this loss, resulting in an elimination of any tax benefit. The $0.3 million income tax expense in the first quarter of 2009 relates to certain state income taxes and to some federal alternative minimum tax.
Pre-Tax, Pre-Provision Core Operating Earnings
The Company is presenting pre-tax pre-provision core operating earnings in this release for purposes of additional analysis of operating results. Pre-tax pre-provision core operating earnings, as defined by management, represents the Company’s income (loss) excluding: income tax expense (benefit), the provision for loan losses, securities gains or losses, and any impairment charges (including goodwill, losses on other real estate or repossessed assets and fair-value adjustments) or elevated loan and collection costs caused by this economic cycle.
The following table reconciles pre-tax pre-provision core operating earnings to consolidated net income (loss) presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Pre-tax, pre-provision core operating earnings is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) under GAAP. Pre-tax, pre-provision core operating earnings has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. However, the Company believes presenting pre-tax pre-provision core operating earnings provides investors with the ability to gain a further understanding of its underlying operating trends separate from the direct effects of any impairment charges, credit issues, fair value adjustments, securities gains or losses, challenges inherent in the real estate downturn and other economic cycle issues and displays a consistent core operating earnings trend before the impact of these challenges. The credit quality section of this release already isolates the challenges and issues related to the credit quality of the Company’s loan portfolio and the impact on its results as reflected in the provision for loan losses.

Pre-Tax, Pre-Provision Core Operating Earnings

		Quarter Ended
	3/31/09	12/31/08	3/31/08
	(in thousands)
Net income (loss)	$(18,597)	$(90,025)	$341
Income tax expense (benefit)	293	10,348	(2,031)
Provision for loan losses	30,838	28,831	11,316
Securities losses	581	6,924	2,163
Impairment charge on capitalized mortgage loan servicing	697	4,255	725
Impairment charge on goodwill	—	50,020	—
Losses on other real estate and repossessed assets	1,261	2,258	106
Elevated loan and collection costs (1)	2,788	2,286	675

Pre-Tax, Pre-Provision Core Operating Earnings	$17,861	$14,897	$13,295

(1)	Represents the excess amount over a “normalized” level of $1.25 million quarterly.
TARP Capital Purchase Program
On Dec. 12, 2008, the Company issued 72,000 shares of its preferred stock and 3,461,538 warrants to purchase the Company’s common stock (at a strike price of $3.12 per share) to the U.S. Treasury in return for $72.0 million under the Capital Purchase Program (“CPP”). Of the total proceeds, initially $68.4 million was allocated to the preferred stock and $3.6 million was allocated to the warrants (included in capital surplus) based on the relative fair value of each.
In the approximately 109-day period (ending Mar. 31, 2009) since the receipt of the CPP funds, the Company has made $335.4 million of loans. This loan volume includes: $129.0 million of commercial loans (of which $68.4 million were renewals of existing loans), $195.6 million of mortgage loans (of which $102.1 million were refinances of existing loans) and $10.8 million of consumer installment loans (excluding finance receivables). Further, the CPP funds have allowed the Company to continue actively pursuing mortgage loan modifications and work-outs in lieu of foreclosure for those mortgage loan customers experiencing financial difficulty.
Asset Quality
Commenting on asset quality, CEO Magee added: “Our provision for loan losses remained elevated in the first quarter, primarily reflecting ongoing weakness in loans tied to residential real estate and significant declines in underlying collateral values, which is to be expected given the current challenges in the Michigan economy. Although many factors contributing to the loan losses relate to the broader economy, we continue to take an active role in working with our borrowers to mitigate these losses and pursue positive outcomes as we make our way through the current recession. On a positive note, March 31, 2009 30- to 89- day delinquency rates remained low for commercial loans and declined from year-end 2008 levels for mortgage and consumer loans. In addition, commercial loan watch credits fell by $17 million or 8% during the first quarter.”
A breakdown of non-performing loans by loan type is as follows:

	3/31/2009	12/31/2008	3/31/2008
Loan Type	(Dollars in Millions)
Commercial (1)	$68.9	$78.1	$72.1
Consumer/installment	6.8	4.9	3.4
Mortgage	50.8	38.9	24.8
Finance receivables	2.5	3.4	1.9

Total	$129.0	$125.3	$102.2

Ratio of non-performing loans to total portfolio loans	5.27%	5.09%	4.06%

Ratio of non-performing assets to total assets	5.25%	4.91%	3.56%

Ratio of the allowance for loan losses to non-performing loans	45.18%	46.22%	48.84%

(1)	The March 31, 2009 amount includes approximately $10 million of pending dispositions of non-performing commercial loans that are expected to close in the second quarter.
The increase in non-performing loans since year-end 2008 is due principally to an increase in non-performing residential mortgage loans that was partially offset by a decline in non-performing commercial real estate loans. The decline in non-performing commercial real estate loans is primarily due to net charge-offs during the first quarter. Non-performing commercial real estate loans largely reflect delinquencies caused by cash flow difficulties encountered by real estate developers in Michigan as they confront a significant decline in sales of real estate. Since the end of 2006, the land, land development, and construction components of the Company’s commercial loan portfolio have declined by 52% and now total $117.8 million at March 31, 2009, representing less than 4% of total assets. The elevated level of non-performing residential mortgage loans is primarily due to a rise in delinquencies and foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan. Other real estate and repossessed assets totaled $26.1 million at Mar. 31, 2009, compared to $20.0 million at Dec. 31, 2008, and $12.6 million at Mar. 31, 2008.
The provision for loan losses was $30.8 million and $11.3 million in the first quarters of 2009 and 2008, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. Loan net charge-offs were $30.5 million (5.05% annualized of average loans) in the first quarter of 2009, compared to $6.8 million (1.07% annualized of average loans) in the first quarter of 2008. The first quarter 2009 loan net charge-offs were divided among the following categories: commercial loans, $23.8 million; consumer loans, $1.4 million (including $0.1 million of deposit overdrafts); mortgage loans, $4.5 million; and finance receivables $0.8 million. The commercial loan and mortgage loan net charge-offs in the first quarter of 2009 primarily reflect write-downs to expected liquidation values for real estate or other collateral securing the loans. At Mar. 31, 2009, the allowance for loan losses totaled $58.3 million, or 2.38% of portfolio loans, compared to $57.9 million, or 2.35% of portfolio loans, at Dec. 31, 2008.
Balance Sheet, Liquidity and Capital
Total assets were $2.95 billion at Mar. 31, 2009, compared to $2.96 billion at Dec. 31, 2008. Loans, excluding loans held for sale, were $2.45 billion at Mar. 31, 2009, compared to $2.46 billion at Dec. 31, 2008. Deposits totaled $2.16 billion at Dec. 31, 2009, an increase of $94.5 million from Dec. 31, 2008. The growth in deposits primarily reflects increases in savings and interest-bearing checking accounts and in brokered certificates of deposit. The Company’s liquidity position remains sound with approximately $650 million of unused borrowing capacity at Mar. 31, 2009.
Stockholders’ equity totaled $177.4 million at Mar. 31, 2009, or 6.01% of total assets. The Company remains “well capitalized” for regulatory purposes with the following ratios:

				Well
	3/31/2009			Capitalized
Regulatory Capital Ratio	(estimate)	12/31/2008	3/31/2008	Minimum

Tier 1 capital to average assets	7.97%	8.61%	7.50%	5.00%
Tier 1 capital to risk-weighted assets	9.97%	11.04%	9.49%	6.00%
Total capital to risk-weighted assets	12.22%	13.05%	11.17%	10.00%
With regard to the outlook for the remainder 2009, CEO Magee concluded, “The difficult economic conditions of 2008 have continued into 2009 and we would expect these circumstances to persist for several more quarters. With the significant uncertainty surrounding Michigan’s economy, we may see further adverse impact on the communities we serve as well as our near-term financial results. Despite these anticipated headwinds, IBC remains well capitalized, and our entire team is focused on strengthening our position for an eventual recovery.”
Conference Call
Michael M. Magee, President and Chief Executive Officer, Robert N. Shuster, Chief Financial Officer, Stefanie M. Kimball, Chief Lending Officer, and William B. Kessel, Chief Operations Officer, will review first quarter 2009 results in a conference call for investors and analysts beginning at 10:00 a.m. ET on Friday, Apr. 24, 2009.
To participate in the live conference call, please dial 1-800-860-2442. The call can also be accessed (listen-only mode) via the Company’s Web site at IndependentBank.com in the “Investor Relations” section. A playback of the call can be accessed by dialing 1-877-344-7529 (Replay Passcode # 429150). The replay will be available through May 1, 2009.
In addition, a Power Point presentation associated with the first quarter 2009 conference call will be available on the Company’s Web site at IndependentBank.com in the “Investor Relations” section under the “Presentations” tab beginning on Friday, Apr. 24, 2009.

About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Payment plans to purchase vehicle service contracts are also available through Mepco Finance Corporation, a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.
For more information, please visit our Web site at: IndependentBank.com
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31,	December 31,
	2009	2008
	(unaudited)
	(in thousands)
Assets
Cash and due from banks	$62,384	$57,705
Trading securities	1,144	1,929
Securities available for sale	213,463	215,412
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	28,063	28,063
Loans held for sale, carried at fair value	34,092	27,603
Loans
Commercial	940,418	976,391
Mortgage	816,418	839,496
Installment	335,796	356,806
Finance receivables	354,327	286,836

Total Loans	2,446,959	2,459,529
Allowance for loan losses	(58,305)	(57,900)

Net Loans	2,388,654	2,401,629
Other real estate and repossessed assets	26,122	19,998
Property and equipment, net	74,125	73,318
Bank owned life insurance	45,297	44,896
Goodwill	16,734	16,734
Other intangibles	11,689	12,190
Capitalized mortgage loan servicing rights	11,589	11,966
Accrued income and other assets	39,625	44,802

Total Assets	$2,952,981	$2,956,245

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$305,358	$308,041
Savings and NOW	972,036	907,187
Retail time	649,715	668,968
Brokered time	233,919	182,283

Total Deposits	2,161,028	2,066,479

Federal funds purchased		750
Other borrowings	444,388	541,986
Subordinated debentures	92,888	92,888
Financed premiums payable	40,059	26,636
Accrued expenses and other liabilities	37,182	32,629

Total Liabilities	2,775,545	2,761,368

Shareholders’ Equity
Preferred stock, Series A, no par value, $1,000 liquidation preference per share—200,000 shares authorized; 72,000 shares issued and outstanding at March 31, 2009 and December 31, 2008	68,631	68,456
Common stock, $1.00 par value—40,000,000 shares authorized; issued and outstanding: 24,029,942 shares at March 31, 2009 and 23,013,980 shares at December 31, 2008	23,816	22,791
Capital surplus	201,025	200,687
Retained earnings (accumulated deficit)	(93,761)	(73,849)
Accumulated other comprehensive loss	(22,275)	(23,208)

Total Shareholders’ Equity	177,436	194,877

Total Liabilities and Shareholders’ Equity	$2,952,981	$2,956,245

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
	(unaudited)
	(in thousands)
Interest Income
Interest and fees on loans	$44,401	$45,444	$48,126
Interest on securities
Taxable	1,733	1,909	2,304
Tax-exempt	1,107	1,240	2,247
Other investments	324	99	357

Total Interest Income	47,565	48,692	53,034

Interest Expense
Deposits	8,548	9,717	16,212
Other borrowings	4,670	6,379	6,437

Total Interest Expense	13,218	16,096	22,649

Net Interest Income	34,347	32,596	30,385
Provision for loan losses	30,838	28,831	11,316

Net Interest Income After Provision for Loan Losses	3,509	3,765	19,069

Non-interest Income
Service charges on deposit accounts	5,507	5,996	5,647
Net gains (losses) on assets
Mortgage loans	3,281	1,204	1,867
Securities	(581)	(6,924)	(2,163)
VISA check card interchange income	1,415	1,394	1,371
Mortgage loan servicing	(842)	(3,616)	(323)
Title insurance fees	609	280	417
Other income	2,189	2,310	2,676

Total Non-interest Income	11,578	644	9,492

Non-interest Expense
Compensation and employee benefits	12,577	13,164	14,184
Loan and collection	4,038	3,536	1,925
Occupancy, net	3,048	3,054	3,114
Data processing	2,096	1,951	1,725
Furniture, fixtures and equipment	1,849	1,770	1,817
Advertising	1,442	1,691	1,100
Loss on other real estate and repossessed assets	1,261	2,258	106
Goodwill impairment		50,020
Other expenses	7,080	6,642	6,280

Total Non-interest Expense	33,391	84,086	30,251

Loss Before Income Tax	(18,304)	(79,677)	(1,690)
Income tax expense (benefit)	293	10,348	(2,031)

Net Income (Loss)	$(18,597)	$(90,025)	$341

Preferred dividends	1,075	215

Net Income (Loss) Applicable to Common Stock	$(19,672)	$(90,240)	$341

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
	(unaudited)

Per Common Share Data (A)
Net Income (Loss) Per Common Share
Basic (B)	$(.84)	$(3.92)	$.01
Diluted (C)	(.84)	(3.92)	.01
Cash dividends declared	.01	.01	.11

Selected Ratios (annualized) (A)
As a Percent of Average Interest-Earning Assets
Tax equivalent interest income	7.08%	7.11%	7.37%
Interest expense	1.95	2.31	3.07
Tax equivalent net interest income	5.13	4.80	4.30
Net Income (Loss) to
Average common equity	(62.73)%	(161.44)%	0.56%
Average assets	(2.68)	(11.72)	0.04

Average Shares
Basic (B)	23,365,831	23,014,145	22,894,316
Diluted (C)	23,431,882	23,073,827	22,991,625

(A)	For the three-month periods ended March 31, 2009 and December 31, 2008, these amounts are calculated using net loss applicable to common stock.

(B)	Average shares of common stock for basic net income per share include shares issued and outstanding during the period and participating share awards.

(C)	Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options, stock units for deferred compensation plan for non-employee directors and non-vested share awards. For any period in which a loss is recorded, the assumed exercise of stock options, and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.